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    EXHIBIT 5.A

November 20, 1995


                                       MANAGEMENT AGREEMENT


        THIS MANAGEMENT AGREEMENT is made this ______ day of ___________, 1995, between EAI Select Managers Equity Fund, a business trust organized under the laws of the Commonwealth of Massachusetts ("Company") and Evaluation Associates Capital Markets, Incorporated, a corporation organized under the laws of the State of Delaware ("Manager"). This Agreement shall not become effective unless the shareholders of the Company approve this Agreement.

        WHEREAS, the Company has been organized and will operate as an investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), for the purpose of investing and reinvesting its assets in securities pursuant to investment objectives and policies as set forth more fully in its Declaration of Trust, its By-Laws and its Registration Statement under the Investment Company Act and the Securities Act of 1933, as amended, all as amended and supplemented from time to time; and the Company desires to avail itself of the services, information, advice, assistance and facilities of a fund manager and to have a fund manager provide or perform for it various administrative, management, statistical, research, sub-advisor selection, allocation and other services; and

        WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and has, together with its affiliates and predecessors, been engaged in the business of rendering investment manager recommendations and certain other investment advisory services to clients for an extended period; and

        WHEREAS, the Manager has undertaken the initiative of organizing the Company in order to have a means to invest the assets of certain clients and desires to provide services to the Company in consideration of and on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, the Company and the Manager agree as follows:

        1. Employment of the Manager. The Company hereby employs the Manager to manage the investment and reinvestment of the assets of the Company in the manner set forth in Section 2(B) of this Agreement and to administer its business and administrative operations, subject to the direction of the Trustees and the officers of the Company, for the period, in the manner, and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

        2. Obligation of and Services to be Provided by the Manager. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

               A.      Corporate Management and Administrative Services.

                       (a)    The Manager shall furnish to the Company adequate
                              (i) office space, which may be space within the offices of the Manager or in such other place as may be agreed upon from time to time, and (ii) office furnishings, facilities and equipment as may be reasonably required for managing and administering the operations and conducting the business of the Company, including complying with the securities, tax and other reporting requirements of the United States and the various states in which the Company does business, conducting correspondence and other communications with the shareholders of the Company, and maintaining or supervising the maintenance of all internal bookkeeping, accounting and auditing services and records in connection with the Company's investment and business activities. The Company agrees that its shareholder recordkeeping services, its accounting and auditing, the computing of net asset value, the preparation of certain of its records required by Section 31 of the Investment Company Act and the Rules promulgated thereunder and certain other functions may be performed by the Company's transfer agent, custodian or subadvisors or a third party servicing agent, and that with respect to these services Manager's obligations under this Section 2(A) are supervisory in nature only.

                       (b) The Manager shall employ or provide and compensate the executive, administrative, secretarial and clerical personnel necessary to supervise the provision of the services set forth in subparagraph 2(A)(a) above, and shall bear the expense of providing such services, except as may otherwise be provided in Section 4 of this Agreement. The Manager shall also compensate all officers and employees of the Company who are officers or employees of the Manager.

               B.      Investment Management Services.

                       (a) The Manager shall have overall supervisory responsibility for the general management and investment of the assets and securities portfolio of the Company subject to and in accordance with the investment objectives, policies and restrictions of the Company and any directions which the Company's Trustees may issue to the Manager from time to time.

                       (b) The Manager shall provide overall investment programs and strategies for the Company, shall modify such programs from time to time as necessary and shall monitor and report periodically to the Trustees concerning the implementation of such programs.

                       (c) The Company intends, and is hereby authorized, to appoint one or more persons or companies ("Subadvisors") subject to the approval of the Company's Trustees, and each Subadvisor shall have full investment discretion and shall make all determinations with respect to the investment of the portion of the Company's assets allocated to that Subadvisor and the purchase and sale of portfolio securities with those assets, and take such steps as may be necessary to implement such appointments. The Manager shall not be responsible or liable for the investment merits of any decision by a Subadvisor to purchase, hold or sell a security for the portion of the Company's portfolio for which it acts as Subadvisor.

                       (d) The Manager shall evaluate the Subadvisors and shall advise the Trustees of the Company of the Subadvisors which the Manager believes are best suited to invest the assets of the Company;
                              shall monitor and evaluate the investment performance of each Subadvisor employed by the Company; shall allocate the portion of the Company's assets to be managed by each Subadvisor; shall recommend changes of or additional Subadvisors when appropriate; shall coordinate the investment activities of the Subadvisors and shall compensate the Subadvisors.

                       (e) The Manager shall render regular reports to the Company, at regular meetings of the Trustees, of, among other things, the decisions which it has made with respect to the allocation of assets among Subadvisors.

               C. Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

                       The Manager will make available and provide financial, accounting and statistical information required by the Company in the preparation of registration statements, reports and other documents required by federal and state securities laws, and such information as the Company may reasonably request for use in the preparation of registration statements, reports and other documents required by federal and state securities laws and such information as the Company may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Company's shares.

               D.      Other Obligations and Services.

                       The Manager shall make available its officers and employees to the Trustees and officers of the Company for consultation and discussions regarding the administration and management of the Company and its investment activities.

        3.     Execution and Allocation of Portfolio Brokerage Commissions.
The Subadvisors (and sometimes the Manager), subject to and in accordance with any directions the Company's Trustees may issue from time to time, shall place, in the name of the Company, orders for the execution of the Company's portfolio transactions. When placing such orders, the primary objective of the Manager and Subadvisors shall be to obtain the best net price and execution for the Company, but this requirement shall not be deemed to obligate the Manager or a Subadvisor to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The Company recognizes that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in the selection among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish "brokerage and research services" (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) or statistical quotations and other information to the Company, the Manager and/or the Subadvisors in accordance with the standards set forth below. In addition, the Company recognizes that, in many instances, it is desireable for the Manager and/or the Subadvisors to enter into "directed brokerage" arrangements in which they will direct the brokerage for certain of the Company's securities transactions to a certain broker in exchange for that broker's agreement to pay a portion of the custodian, transfer agent or other administrative fees incurred by the Company. Moreover, to the extent that it continues to be lawful to do so and so long as the Trustees determine as a matter of general policy that the Company will benefit, directly or indirectly, by doing so, the Manager or a Subadvisor may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to (i) the value of brokerage and research services provided by that broker or (ii) the custodian, transfer agent or other administrative fees of the Company paid by that broker. Accordingly, the Company and the Manager agree that the Manager and the Subadvisors may select brokers for the execution of the Company's portfolio transactions from among:

               A. Those brokers and dealers who provide brokerage and research services, or statistical quotations and other information to the Company, specifically including the quotations necessary to determine the value of the Company's net assets, in such amount of total brokerage as may reasonably be required in light of such services;

               B. Those brokers and dealers who supply brokerage and research services to the Manager or the Subadvisors which relate directly to portfolio securities, actual or potential, of the Company, or which place the Manager or Subadvisors in a better position to make decisions in connection with the management of the Company's assets and portfolio, whether or not such data may also be useful to the Manager and its affiliates, or the Subadvisors and their affiliates, in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required; and

               C. Those brokers and dealers who pay a portion of the custodian, transfer agent or other administrative fees incurred by the Company, in such amount as may reasonably be required in light of such payments.

        The Manager shall render regular reports to the Company of the total brokerage business placed and the manner in which the allocation has been accomplished.

        The Manager agrees and each Subadvisor will be required to agree that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Manager's or Subadvisors' primary duty to obtain the best net price and execution for the Company.

        4. Expenses of the Company. It is understood that the Company will pay all its expenses other than those expressly assumed by the Manager herein, which expenses payable by the Company shall include, without limitation:

               A. Expenses of all audits by independent public accountants;

               B. Expenses of transfer agent, registrar, dividend disbursing agent, shareholder recordkeeping services and administrative services;

               C. Expenses of custodial services including recordkeeping services provided by the Custodian;

               D. Expenses of obtaining quotations for calculating the value of the Company's net assets;

               E. Salaries and other compensation of any of its executive officers and employees, if any, who are not officers, directors, stockholders or employees of the Manager;

               F.      Taxes levied against the Company;

               G. Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Company;

               H. Costs, including the interest expense, of borrowing money;

               I. Costs and/or fees incident to Trustee and shareholder meetings of the Company, the preparation and mailing of prospectuses and reports of the Company to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Company's corporate existence, and the registration of shares with federal and state securities authorities;

               J. Legal fees, including the legal fees related to the registration and continued qualification of the Company's shares for sale;

               K. Costs of printing certificates representing shares of beneficial interests in the Company;

               L. Trustees' fees and expenses of Trustees who are not directors, officers, employees or stockholders of the Manager or any of its affiliates; and

               M.      Its pro rata portion of the fidelity bond required by
                       Section 17(g) of the Investment Company Act, or other insurance premiums.

        Any amounts paid by the Manager in connection with the costs set forth above shall be reimbursed to the Manager by the Company.

        5.     Activities and Affiliates of the Manager.

               A. The services of the Manager to the Company hereunder are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others. The Manager shall use the same skill and care in the management of the Company's assets as it uses in the administration of other accounts to which it provides asset management, consulting and subadvisor selection services, but shall not be obligated to give the Company more favorable or preferential treatment vis-a-vis its other clients.

               B. Subject to and in accordance with the Declaration of Trust and By-Laws of the Company and to Section 10(a) of the Investment Company Act, it is understood that Trustees, officers, agents and shareholders of the Company are or may be interested in the Manager or its affiliates as directors, officers, agents or stockholders of the Manager or its affiliates; that directors, officers, agents and stockholders of the Manager or its affiliates are or may be interested in the Company as trustees, officers, agents, shareholders or otherwise; that the Manager or its affiliates may be interested in the Company as shareholders or otherwise; and that the effect of any such interests shall be governed by said Declaration of Trust, By-Laws and the Investment Company Act.


        6. Compensation of the Manager. As compensation for the services it provides hereunder, the Manager will be paid a fee at the end of each calendar quarter equal to an annual rate of 0.92% of the Company's average daily net assets. Average daily net assets shall be determined using the net assets of the Fund on each business day during the calendar quarter. This fee shall be pro-rated for any calendar quarter during which the Agreement is in effect for only a portion of that quarter. From such fee, the Manager will pay each Subadvisor all amounts due to it in connection with the services rendered by such Subadvisor to the Company. The Manager may, but is not required to, waive all or any portion of the fee due to it hereunder, and any such waiver may be terminated or reduced at any time by the Manager in its sole discretion. Notwithstanding anything herein to the contrary, the Manager shall, for the first year of the term hereof, waive that portion of its fee that, when combined with all other expenses incurred by the Fund, is in excess of 1.15%.


        7.     Liabilities of the Manager.

               A. In the absence of willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

               B. No provision of this Agreement shall be construed to protect any Trustee or officer of the Company, or the Manager, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

               C. The Manager will reimburse the Company for the amount, if any, of the expenses of the Company (including the Manager's compensation but excluding interest, brokerage costs, taxes and expenses not incurred in the ordinary course of the Company's business) for any fiscal year of the Company which exceeds the level of expenses which the Company is permitted to bear under the most restrictive expense limitation imposed (and not waived) on the Company by any state in which the shares of the Company are then qualified for sale.

        8.     Renewal and Termination.

               A. This Agreement shall become effective on the date written above and shall continue in effect until the earlier of __________, 1996 [one year after execution] or the first special meeting of the shareholders of the Company. This Agreement may be continued annually thereafter for successive one-year periods (a) by a vote of a majority of the outstanding shares of beneficial interest of the Company or (b) by a vote of a majority of the Trustees of the Company, and in either case by a majority of the Trustees who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Trustees of the Company) cast in person at a meeting called for the purpose of voting on the Agreement. The aforesaid provision that this Agreement may be continued "annually" shall be construed in a manner consistent with the Investment Company Act and the Rules and Regulations promulgated thereunder.

               B.      This Agreement

                       (a) may at any time be terminated without the payment of any penalty by (i) vote of the Trustees of the Company; or (ii) by vote of a majority of the outstanding voting securities of the Company, in each case on sixty (60) days' written notice to the Manager;

                       (b) shall immediately terminate in the event of its assignment; and

                       (c) may be terminated by the Manager on sixty (60) days' written notice to the Company.

        C. As used in this Section 8, the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company Act.

        D. Any notice under this Agreement shall be given in writing addressed and delivered or mailed postpaid, to the other party to this Agreement at its principal place of business.

        9. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

        10. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Connecticut.

        11. Amendments. This Agreement may be amended by an instrument in writing signed by the parties, subject to the Company obtaining such approvals as may be required by the Investment Company Act.

        12. Limitation of Liability. No shareholder, Trustee, officer, employee or agent of the Company shall be subject to any personal liability whatsoever to the Manager or any officer, employee or agent thereof solely in connection with the provisions of this Agreement, and the Manager and each officer, employee and agent thereof shall look solely to the Company and its property for satisfaction of claims of any nature arising in connection herewith.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

ATTEST                                       EAI SELECT MANAGERS EQUITY FUND


                                             By:

Name:                                            Name:
ATTEST                                       EVALUATION ASSOCIATES CAPITAL
                                             MARKETS, INCORPORATED


                                             By:
Name:                                            Name: